JOHNS HOPKINS
UNIVERSITY

School of Medicine

Office of Technology Licensing
2024 E. Monument Street, Suite 2-100
Baltimore MD 21205
(410) 955-4866 / Fax (410) 955-1245
otl@welchlink.welch.jhu.edu

October 21, 1997

Kevin T. Quinn
President & CEO
EyeTel Corporation
15078 Stillfield Place
Centerville, VA 22022

Re: Letter Amendment to License Agreement

Dear Mr. Quinn:

The Johns Hopkins University and EyeTel entered into a License Agreement having the Effective Date of January 14, 1997 (License Agreement) to further develop and commercialize a Remote Opthalmoscope. The parties now wish to amend that License Agreement by deleting old Paragraphs 4.1 and 4.2 and substituting therefore the following new paragraphs:

"4.1 Within fifteen (15) days of the Effective Date of this License Agreement, the Company will provide JHU with payment of $230,000 (which includes direct and JHU customary indirect), and a second payment of $50,000 (which includes JHU direct and customary indirect) due within six (6) months of the Effective Date, all to support the research in Dr. Zeimer's JHU laboratory. The Company shall provide up to an additional $150,000 (the exact amount to be determined by Dr. Zeimer) during Phase I to be directed by Dr. Zeimer to purchase equipment and outside vender services as necessary to supplement and support Dr. Zeimer's research at JHU during Phase I. Utilizing the financial support, Dr. Zeimer will use reasonable efforts to build six (6) prototypes of the Licensed Product for testing. If requested by the Company, Dr. Zeimer will work with a manufacturing consultant provided by the Company to determine if the Licensed Product can be produced in quantities of 100 for $6,000 or less. Within six (6) months of the date Effective Date the Company may terminate this License Agreement for whatever reason, without fault, and the second $50,000 shall not be due. JHU agrees to provide the Company with an interim report in writing detailing progress made under this Paragraph 4.1, such report shall be provide to the Company at the end of the fifth month from the Effective Date. JHU will also provide the Company with a report summarizing the results of its research during this phase (hereinafter "Phase I Report")."

"4.2 Within 30 days from the completion of the Phase I Report, the Company will provide an additional $250,000 in research support (which includes direct and JHU customary indirect), paid in equal quarterly payments. Utilizing such funding, Dr. Zeimer will exercise reasonable efforts to complete Phase II research, which will include:

a) develop "Reading Center" equipment and specifications for communication links.

b) design a reading center for the independent study outlined in Article 5.

c) completing 300 screens with the Licensed Product and manual reading and up to 100 screens with the prototype reading center (some of these screens would be use for the independent study specified in Paragraph 5.2).

d) modify the Licensed Product according to the experience gained while keeping in mind production limitations. Collaborate with a product engineer provided by the Company to transfer the design to a mutually agreed upon manufacturer.

In addition, during Phase II, the Company shall provide up to an additional $150,000 to be directed by Dr. Zeimer to purchase equipment, obtain outside vendor services and outside clinical study support to accomplish, supplement and support the items above in this Paragraph 4.2."

All other terms and conditions of the License Agreement shall remain in full force and effect. If you agree with this amendment please sign the acknowledgement appearing below.

Sincerely,

Howard W. Califano, Esq.
Assistant Dean and Director
Office of Technology Licensing

HWC:mmg

Enclosure

Acknowledgement

For EyeTel Corporation

The above letter amendment is approved and accepted by EyeTel and the amendment shall be effective on the date of this letter amendment.

EyeTel Corporation

By: ______________
Kevin T. Quinn
President & CEO

For JHU

The above letter amendment is approved and accepted by The Johns Hopkins University and the amendment shall be effective on the date of this letter amendment.

The Johns Hopkins University

By: ______________
Howard W. Califano, Esq.
Assistant Dean and Director